 EXHIBIT 10(iii)

SALES AND MARKETING AGREEMENT

THIS SALES AND MARKETING AGREEMENT (“Agreement”) is made on June 14, 2021 (“Effective Date”) by and between Ainos, Inc., a Cayman Islands corporation (“Ainos KY”), and Ainos, Inc., a Texas corporation (“Ainos USA”), sometimes referred to herein, collectively as the “Parties” and individually as a “Party”.

RECITALS

A. Taiwan Carbon Nano Technology Corporation., a Republic of China company (“TCNT”), developed a SARS-CoV-2 Antigen Rapid Test Kit (“Covid-19 Test Kit”) and is in the process of developing a Loop-mediated isothermal amplification polymerase chain reaction Test (“LAMP PCR Test”) (collectively referred to herein as the “Products”);

B. On or about June 7, 2021, the Taiwan Food and Drug Administration (“TFDA”) granted emergency use authorization for the Covid-19 Test Kit that will be sold and marketed under the “Ainos” brand initially in the Republic of China (“Taiwan”) and, once regulatory authorizations are secured from foreign regulatory agencies, in other global markets (“Other Territories”);

C. TCNT and/or Ainos KY applied for authorization of the LAMP PCR Test which application is pending;

D. TNCT and Ainos KY entered into that certain Covid-19 Rapid Screening Re-agent Kit and Nucleic Acid Testing Cooperative Development and Exclusive Sales Agency Contract effective May 28, 2020 to May 27, 2025 (“Test Kit Contract Dates”) and as further described and shown in Exhibit A, attached hereto and incorporated herein by reference (“Test Kit Contract”).

B. TNCT is a majority shareholder and corporate parent of Ainos KY; and Ainos KY is a majority shareholder of Ainos USA.

C. The Parties desire to set forth their agreement to effectuate the Test Kit Contract, and other related matters, all in accordance with the terms and conditions hereafter set forth.

AGREEMENT

In consideration of the mutual promises and covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Exclusive Sales and Marketing Appointment. Ainos KY hereby appoints Ainos USA as the exclusive sales and marketing agent for the Products in Taiwan and Other Territories.

2.

Assignment and Assumption. Ainos KY hereby assigns all of its right, title and interest in the revenues derived from the sales of the Products to Ainos USA, and Ainos USA hereby assumes all of the duties, responsibilities and undertakings of Ainos KY for sales and marketing of the Products under the Test Kit Contract.

3.	Ainos USA Implementation. Ainos USA will be responsible for providing sufficient sales, marketing, and logistical personnel necessary to implement its duties under this Agreement as follows:

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a.	Products Sales in Taiwan. The Taiwan Branch Office of Ainos USA is designated for the sales and marketing of the Product in Taiwan; and

b.	Products Sales in Other Territories. Ainos USA will designate third-party distributors of the Products in the Other Territories.

4.

Allocation of Revenues and Costs. The sales revenue and costs of goods sold, inclusive of personnel, indirect and direct costs related to the sales and marketing of the Product shall be accounted as follows:

a.

Products Sales in Taiwan. The Taiwan Branch Office of Ainos USA shall be responsible for accounting for all revenues and costs related to the sales and marketing of the Product in Taiwan, including research and development costs; and

b.

Products Sales in Other Territories. Ainos USA will designate third-party distributors of the Products in the Other Territories and any revenues and costs will be reflected in the accounting records of Ainos USA.

c.

Revenue Share. The Parties acknowledge that under the Test Kit Contract, TCNT and Ainos KY is entitled to 40% and 60% profit share, respectively, of sales profits of the Product. Pursuant to this Agreement, any profit share granted to Ainos KY under the Test Kit Contract are hereby assigned to Ainos USA.

5.

Reservation of Rights. The Parties acknowledge that under the Test Kit Contract TCNT and Ainos KY reserved to themselves certain rights and this Agreement is not intended as an assignment or assumption of any such rights. Without limiting the generality of the foregoing the following is a summary of reserved rights, with parenthetical references to the relevant articles and sections under the Test Kit Contract:

a.	Ainos KY shall be the sole owner of the equipment used for the production of the Products (Article 2, Section 1);

b.	Any technical and intellectual property rights held by TCNT and Ainos KY prior to the Test Kit Contract Dates are reserved by the respective parties (Article 4, Section 1);

c.

Any technical and intellectual property rights created during the Test Kit Contract Dates and made pursuant to such agreement shall be jointly owned, 50%/50%, by TCNT and Ainos KY respectively (Article 4, Section 2);

d.

All personnel of TCNT and Ainos KY employed or engaged to further the Test Kit Contract shall assign any technical and intellectual property rights created under the Test Kit Contract (Article 4, Section 3);

e.

Ainos KY is granted the right to register patents and other intellectual property rights arising under the Test Kit Contract provided that it bears all related expenses for the application, registration, defense and maintenance of such registrations and rights (Article 5); and

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f.	All books, equipment, instruments, software and hardware purchased in the execution of the Test Kit Contract shall be owned by Ainos KY (Article 6).

6.	Compliance with Test Kit Contract.

6.1	Ainos KY shall comply, to the extent of its scope of responsibilities hereunder, with the terms and conditions of the Test Kit Contract. Without limiting the generality of the foregoing, specifically:

a.	Providing production equipment and personnel within TCNT’s facilities (Article 2, Section 1);
b.	Underwriting research and development costs (Article 2, Section 2);
c.	Responsibility for taxes and fees in accordance with the Test Kit Contract and its scope of activities performed thereunder (Article 3);
d.	Maintaining confidentiality obligations (Article 7);
e.	Compliance with laws, regulations, intellectual property rights (Article 8);
f.	Assignment of obligations (Article 9);
g.	Termination or cancellation terms (Article 10);
h.	Compensation for damages (Article 11);
i.	Governing law (Article 12); and
j.	Dispute resolution (Article 13).

6.2

Ainos USA shall comply, to the extent of its scope of responsibilities hereunder, with the terms and conditions of the Test Kit Contract. Without limiting the generality of the foregoing, specifically:

a.	Responsibility for taxes and fees in accordance with the Test Kit Contract and its scope of activities performed thereunder (Article 3);
b.	Maintaining confidentiality obligations (Article 7);
c.	Compliance with laws, regulations, intellectual property rights (Article 8);
d.	Assignment of obligations (Article 9);
e.	Termination or cancellation terms (Article 10);
f.	Compensation for damages (Article 11);
g.	Governing law (Article 12); and
h.	Dispute resolution (Article 13).

7.

Indemnification. Each Party (as Indemnitor) agrees to indemnify and defend the other Party (as Indemnitee), and its respective successors and assigns, against any and all claims, actions, or demands, costs or expense, including reasonable attorney's fees, arising out of or in any way connected to any activities of the Indemnitor, its personnel, agents, representatives, successors, or assigns, arising out of its performance under this Agreement, including, without limitation, any claims resulting from the negligence or willful misconduct of the Indemnitor, as the case may be.

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8.

Representations and Warranties. Each Party represents and warrants to the other Parties as follows: (a) that it has the capacity to enter into and perform this Agreement; (b) that the execution, delivery and performance of this Agreement will not violate any order of any court, any organizational document applicable to such Party or any other instrument to which such Party is a party, or be in conflict with or result in a breach of or constitute a default under any other agreement or instrument; (c) to the best knowledge of each Party, there is no law rule or regulation, or any judgment, decree or court order or order of a governmental authority that would be contravened by the execution, delivery, performance or enforcement of this Agreement; and (d) this Agreement has been duly executed and delivered by it and is valid and binding upon it and enforceable against it in accordance with its terms, subject to the limitations of applicable bankruptcy, insolvency, moratorium and other similar laws affecting generally the rights and remedies of creditors and secured parties.

9.

Entire Agreement. This Agreement represents the entire agreement between the Parties regarding the subject matter thereof. Any amendments or modifications to this Agreement shall only be effective in a writing executed by the Parties. Exhibit A is incorporated herein by this reference.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth hereinabove.

AINOS KY: Ainos, Inc., a Cayman Islands corporation		AINOS USA: Ainos, Inc., a Texas corporation

By:	/S/ Chun-Hsien Tsai	By:	/S/ John Junyong Lee
	Chun-Hsien Tsai President		John Junyong Lee, Esq. Corporate Secretary, Chief Legal Counsel

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EXHIBIT A

Covid-19 Rapid Screening Re-agent Kit and Nucleic Acid Testing Cooperative Development and Exclusive Sales Agency Contract effective May 28, 2020 to May 27, 2025

(ATTACHED)

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